As filed with the Securities and Exchange Commission on November 16, 2007

Registration No. 333-116508

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	1311	33-0502730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Navidec, Inc. Stock Option Plan

(Full Title of the Plan)

Manuel Pablo Zúñiga-Pflücker

President, CEO and Director

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Mark W. Coffin

Adams and Reese, LLP

4400 One Houston Center

1221 McKinney Street

Houston, Texas 77010

(713) 652-5151

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
See below (1)	N/A	N/A	N/A	N/A

(1)         The registration fees were paid at the time of the original filing of the Registration Statement filed on June 15, 2004. Because no additional securities are being registered, no further registration fee is required.

EXPLANATORY NOTE

On October 11, 2007, BPZ Energy, Inc., a Colorado corporation (the “Predecessor Registrant”), completed a reincorporation  to the State of Texas pursuant to the Plan of Conversion as approved by the shareholders at the 2007 annual meeting of shareholders held on August 17, 2007. The filings with the Secretary of State of Texas also include a change of the company’s name from BPZ Energy, Inc. to BPZ Resources, Inc.

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-116508), filed with the Securities and Exchange Commission (the “Commission”) on  June 15, 2004 by the Predecessor Registrant (as amended, the “Registration Statement”), relating to the Navidec, Inc. Stock Option Plan (the “Plan”), is being filed by BPZ Resources, Inc., a Texas corporation (the “Registrant” or the “Company”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the reincorporation.

In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, on July 1, 2005, the shareholders of the Registrant approved the BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan (the “2005 Plan”), which replaced the Navidec Plan. No future awards will be made under the Navidec Plan. This Post-Effective Amendment is also filed to deregister all securities previously registered that remained available for issuance under the Navidec Plan prior to the approval of the 2005 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits certain information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

(a)         The Registrant’s Annual Report for the year ended December 31, 2006, as filed on Form 10-K on March 17, 2007, as amended on Form 10-K/A filed on April 24, 2007, and any further amendments thereto;

(b)         All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K, as amended, referred to in paragraph (a) above; and

(c)          The description of the Registrant’s common stock, no par value, in the Registrant’s Form 8-K, filed with the Commission on October 16, 2007, and any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the provisions of Chapter 8 of the Texas Business Organizations Code and the Company’s Certificate of Formation, the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons. Section 8.101 of the Texas Business Organizations Code provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

The Company’s Certificate of Formation obligates the Company to indemnify its directors and officers to the fullest extent permitted under Texas law. Additionally, the Company’s Certificate of Formation and Bylaws grant it the authority to the maximum extent permitted by Texas law to purchase and maintain insurance providing such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are attached to this Registration Statement:

Exhibit No.	Description of Exhibit

4.1	Navidec, Inc. Stock Option Plan (incorporated by reference to Exhibit 4.1 to Form S-8 (File No. 333-116508), filed with the Commission on June 15, 2004)
5.1	Opinion on Adams and Reese LLP concerning the legality of the securities being registered
23.1	Consent of Adams and Reese LLP, (included in Exhibit 5.1 to this registration statement)
23.2	Consent of Johnson Miller & Co., CPA’s PC
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; additional or changed material information on the plan of distribution.

(2)         That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 Post-Effective Amendment No.1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 16, 2007.

BPZ RESOURCES, INC.

By:	/s/ Manuel Pablo Zúñiga-Pflücker
Manuel Pablo Zúñiga-Pflücker
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears immediately below constitutes and appoints Fernando Zúñiga y Rivero and Manuel Pablo Zúñiga-Pflücker, and each of them severally, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 Post-Effective Amendment No.1 and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable BPZ Energy, Inc. to comply with the Securities Act of 1933 and other federal and state securities laws in connection with the Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:	/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER	By:	/s/ EDWARD G. CAMINOS
	Manuel Pablo Zúñiga-Pflücker		Edward G. Caminos
	President, Chief Executive Officer and		Chief Financial Officer
	Director		(Principal Accounting and Financial Officer)
	November 16, 2007		November 16, 2007

By:	/s/ FERNANDO ZÚÑIGA Y RIVERO	By:	/s/ GORDON GRAY
	Dr. Fernando Zúñiga y Rivero		Gordon Gray
	Director and Chairman of the Board		Director
	November 16, 2007		November 16, 2007

By:	/s/ JOHN J. LENDRUM, III	By:	/s/ ERNEST BARGER MILLER, III
	John J. Lendrum, III		Ernest Barger Miller, III
	Director		Director
	November 16, 2007		November 16, 2007

By:	/s/ DENNIS G. STRAUCH
Dennis G. Strauch
Director
November 16, 2007

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Navidec, Inc. Stock Option Plan (incorporated by reference to Exhibit 4.1 to Form S-8 (File No. 333-116508), filed with the Commission on June 15, 2004)
5.1	Opinion on Adams and Reese LLP concerning the legality of the securities being registered
23.1	Consent of Adams and Reese LLP (included in Exhibit 5.1 to this registration statement)
23.2	Consent of Johnson Miller & Co., CPA’s PC
24.1	Powers of Attorney (included on the signature page of this Registration Statement)